EXHIBIT 4.1

DISTRIBUTION REINVESTMENT PLAN

Effective January 1, 2024

This Distribution Reinvestment Plan (the “Plan”) is adopted by Starwood Real Estate Income Trust, Inc. (the “Company”) pursuant to its Articles of Amendment and Restatement (as amended, restated or otherwise modified from time to time, the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who (i) purchase Common Shares (collectively, the “Shares”) pursuant to the Company’s continuous public offering (the “Offering”), (ii) purchase Shares pursuant to any future public offering of the Company (a “Future Public Offering”), or (iii) purchase Shares pursuant to any future private offering of the Company (a “Private Offering”), and who do not opt out of participating in the Plan (or who affirmatively elect to participate in the Plan, as applicable, as set forth in Section 3 below) (the “Common Stock Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Common Stock Participant and attributable to the class of Shares purchased by such Common Stock Participant (the “Common Stock Distributions”), including Common Stock Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Common Stock Participant.

Additionally, as agent for the holders (the “Unitholders”) of partnership units (the “OP Units”) of Starwood REIT Operating Partnership, L.P. (the “Operating Partnership”) who participate in the Plan in accordance with the Operating Partnership’s limited partnership agreement (the “OP Unit Participants” and, together with the Common Stock Participants, the “Participants”), the Operating Partnership will apply all dividends and other distributions declared and paid in respect of the OP Units held by each OP Unit Participant and attributable to the class of OP Units held by such OP Unit Participant (the “OP Unit Distributions” and, together with the Common Stock Distributions, the “Distributions”) to the purchase of Shares having the same class designation as the applicable class of OP Units for such OP Unit Participant to which such OP Unit Distributions are attributable, provided that OP Unit Distributions attributable to Class S-1 OP Units shall be applied to the purchase of Class S Shares and OP Unit Distributions attributable to Class D-1 OP Units shall be applied to the purchase of Class D Shares.

2. Effective Date. The effective date of this Plan shall be January 1, 2024.

3. Procedure for Participation.

A. Any Stockholder who has received a Prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”) with respect to the Offering or any Future Public Offering, as applicable, will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement; provided, however that any Stockholder who (i) resides in a state or jurisdiction that requires affirmative enrollment in the Plan or (ii) is a client of a participating broker-dealer that requires affirmative enrollment in the Plan will only become a Participant if they elect to become a Participant by noting such election on their subscription agreement.

B. Any Stockholder who has received a copy of the private placement memorandum with respect to any Private Offering will become a Participant by completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the dealer manager for the applicable Private Offering or any soliciting dealer or registered investment advisor participating in the distribution of Shares for such Private Offering.

C. Except as set forth in the Operating Partnership’s limited partnership agreement, any Unitholder who acquires OP Units after December 18, 2023 will become a Participant pursuant to the terms of the Operating Partnership’s limited partnership agreement.

D. Any Stockholder or Unitholder who is not a Participant may later elect to become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Operating Partnership, the Company’s transfer agent, the dealer manager for the applicable offering or any soliciting dealer participating or registered investment advisor in the distribution of Shares or OP Units for the applicable offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company or the Operating Partnership, as applicable. The Company may elect to deny participation in the Plan with respect to a Stockholder or Unitholder that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

4. Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth, investment concentration standards imposed by such Participant’s state of residence, status as an “accredited investor” as defined by Regulation D of the Securities Act or other investment suitability standards imposed by the Company or the Operating Partnership, as applicable, and set forth in the Company’s most recent prospectus, the Operating Partnership’s limited partnership agreement, a private placement memorandum, the subscription enrollment form or other authorization form, as applicable. For the avoidance of doubt, this request in no way shifts to the Common Stock Participant the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company in the Offering or any Future Public Offering to the Common Stock Participant to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Common Stock Participant.

5. Purchase of Shares.

A. Participants will acquire Shares from the Company (including Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan at a price equal to the most recently disclosed transaction price per Share applicable to the class of Shares purchased by the Participant on the date that the Distribution is payable (calculated as of the most recent month end). No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but such Shares may be subject to ongoing stockholder servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares under the Plan and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated.

B. Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) Shares that will be issued by the Company in a private placement pursuant to an applicable exemption from registration under the Securities Act in connection with a Private Offering or under the Operating Partnership’s limited partnership agreement, (ii) Shares that will be registered with the SEC in connection with the Offering or (iii) Shares to be registered with the SEC in connection with a Future Public Offering.

6. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8. Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to the Plan during the quarter; (iii) the per share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable Participant.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering at least 10 business days’ prior written notice to the Company and the Company may, in its discretion, accept and terminate participation for any notice received less than 10 business days prior to the payment of a distribution. Any transfer of Shares or OP Units by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares or OP Units, as applicable. If a Participant requests that the Company or the Operating Partnership repurchase a portion of the Participant’s Shares or OP Units, as applicable, the Participant’s participation in the Plan will continue with respect to the Participant’s Shares or OP Units that were not repurchased. If a Participant requests that the Company or the Operating Partnership repurchase all of the Participant’s Shares or OP Units, the Participant’s participation in the Plan will be automatically terminated, whether or not all of the Participant’s Shares or OP Units, as applicable, are actually repurchased. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional Share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder or Unitholder in cash.

10. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate the Plan for any reason upon 10 days’ written notice to the Participants. The Company may provide notice under this Section 10 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate mailing to the Participants.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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